Exhibit 23.05

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004

                       September 17, 2010

We hereby consent to the reference to this firm under the heading “Legal Matters” in the respective prospectuses of Pepco Holdings, Inc., Potomac Electric Power Company, Atlantic City Electric Company and Delmarva Power & Light Company, each constituting a part of the Registration Statement on Form S-3 that includes this Exhibit 23.05.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ Covington & Burling LLP
Covington & Burling LLP